UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 1, 2020

CYRUSONE INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-35789	46-0691837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2850 N. Harwood Street, Suite 2200
Dallas, TX 75201
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (972) 350-0060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CONE	The NASDAQ Global Select Market
1.450% Senior Notes due 2027	CONE27	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 1, 2020, CyrusOne Inc., a Maryland corporation (the “Company”), and its Chief Technology Officer, Kevin Timmons, mutually agreed that Mr. Timmons will be leaving the Company on September 1, 2020 to pursue other interests.   In connection with Mr. Timmons’s departure, Mr. Timmons will receive the payments and benefits provided for under his employment agreement for a termination of employment by the Company without “cause”.

Also on September 1, 2020, the Company announced the hiring of John Hatem as Executive Vice President & Chief Operating Officer, effective October 5, 2020.

Mr. Hatem – Biographical Information and Compensation Arrangements

Mr. Hatem, age 45, has more than 20 years of experience in information technology and data center strategy.  Mr. Hatem previously served as the Company’s Executive Vice President of Design, Construction and Operations, a position he held from December 2015 to April 2019.  Mr. Hatem joined the Company in 2011 to oversee data center design and construction, holding increasing positions of responsibility through his promotion in December 2015.  From August 2019 through July 2020, Mr. Hatem served as an independent data center consultant and since August 2020 has served as President of Development for Commonwealth Development Services LLC and as an advisor for viaPhoton.  Mr. Hatem started his career as a network operations engineer and he has worked with some of the largest financial companies in the world, including JPMorgan Chase & Co. (formerly Bear Stearns & Co. Inc. (“Bear Stearns”)), Deutsche Bank, and Morgan Stanley. As a managing director at Bear Stearns, he was responsible for the strategic design, planning and control of vital data centers worldwide.  Prior to joining the Company in 2011, he served as the director of design and construction for ConceptCSI Global Data Center Solutions.

There is no family relationship between Mr. Hatem and any of the Company’s directors or executive officers.  In his prior position as the Company’s Executive Vice President of Design, Construction and Operations, Mr. Hatem received the following compensation from the Company from January 1, 2019 through his termination of employment in April 2019:  (i) an annual base salary of $350,000; (ii) an annual performance bonus in respect of 2018 with a payout of $477,981 in early 2019; (iii) an annual target performance bonus opportunity of 100% of his annual base salary with respect to 2019, with a maximum payout of 200% of his annual base salary; and (iv) a 2019 annual grant of equity awards with an aggregate grant date value of $1,000,000.  As a result of Mr. Hatem’s termination of employment, he forfeited the awards described in (iii) and (iv).  Other than such compensation arrangements, Mr. Hatem has no interest in any transactions that would require disclosure pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Hatem’s hiring, the Company and Mr. Hatem entered into an offer letter (the “Offer Letter”) and severance agreement (the “Severance Agreement”), that provide for indefinite, at-will employment as Executive Vice President & Chief Operating Officer, with an expected start date of October 5, 2020.  The Offer Letter provides that Mr. Hatem will be paid an annual base salary of $450,000 and be eligible to receive an annual performance bonus with a target amount equal to 100% of his base salary, with his 2020 performance bonus paid at target and prorated based on Mr. Hatem’s start date.  Mr. Hatem will also be eligible to receive annual long-term incentive awards beginning in 2021, with an expected target value of $1,100,000.

Pursuant to the terms of the Severance Agreement, in the event that either Mr. Hatem’s employment is terminated by the Company without “cause” or by Mr. Hatem for “good reason” (each, as defined in the Separation Agreement), Mr. Hatem will be eligible to receive (i) a lump sum payment equal to his base salary and (ii) the value of one year of additional health and life insurance benefits.  In the event such termination is within the one-year period following a change in control of the Company, the lump sum payment will instead equal two times the sum of Mr. Hatem’s base salary and annual performance bonus target and Mr. Hatem’s equity awards will vest in full, with performance-based awards vesting at 200% of target or, if actual performance meets the maximum criteria, at 300% of target.

The foregoing summary of the Offer Letter and Severance Agreement is qualified in its entirety by reference to the full text of the Offer Letter and Severance Agreement, which are attached hereto as Exhibits 10.1 and Exhibit 10.2.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Offer Letter
10.2	Severance Agreement
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYRUSONE INC.

Date: September 2, 2020	By:	/s/ Robert M. Jackson
Robert M. Jackson
Executive Vice President, General Counsel and Secretary